EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), dated as of July 8, 2011, by and between ZIOPHARM Oncology, Inc., a Delaware corporation, with executive offices at 1180 Avenue of the Americas, Suite 1920, New York, New York, 10036 and principal operational offices at One First Avenue, Parris Building, #34 Navy Yard Plaza, Boston, Massachusetts 02129 (the “Company”), and HAGOP YOUSSOUFIAN, M.Sc. M.D., presently residing at 267 Dodds Lane, Princeton, NJ 08540  (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee as Executive Vice President, Chief Medical Officer of the Company and Employee desires to serve the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.    Employment.

(a)           Services.  Employee will be employed by the Company as its Executive Vice President, Chief Medical Officer commencing July 15, 2011, on the terms set forth herein.  Employee will report to the Chief Executive Officer of the Company.  Employee shall have such duties, authorities and responsibilities as are generally required of an Executive Vice President, Chief Medical Officer for companies that are substantially similar to the Company, or as may be required by the Company’s Chief Executive Officer from time to time (collectively the “Services”).  Notwithstanding the foregoing, the Company may expand, reduce or otherwise alter the duties of Employee in its sole discretion; provided, however, that any such reduction or alteration of Employee’s duties may constitute “Good Reason” for Employee’s resignation (as such term is defined in Section 8(d) hereof), thereby potentially entitling Employee to the severance and other benefits provided pursuant to Section 9 of this Agreement. Without limiting the generality of the foregoing sentence, the Chief Executive Officer may, but shall not be required to, evaluate Employee’s title at such time as he deems appropriate if the Services are expanded to include Employee’s responsibility for translational research and development activities of the Company.

(b)           Acceptance.  Employee hereby accepts such employment and agrees to render the Services.

2.    Employment is At-Will.

Employee acknowledges that this Agreement does not create any obligation on Employee’s part to work for the Company, or on the part of the Company to employ Employee, for any fixed period of time.  Employment is at-will and may be terminated at any time with or without cause and without providing a reason for such termination.

3.    Best Efforts; Place of Performance.

(a)           Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company. Except as otherwise noted in this Agreement, during his employment with the Company, Employee shall not, without the prior written consent of the Board of Directors of the Company, accept other employment, perform services (including consulting services) for any other person or entity, or otherwise be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

(b)           The duties to be performed by Employee hereunder shall be performed primarily at the offices of the Company in Boston, Massachusetts, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate. Employee acknowledges that the Company’s executive offices are located in New York, New York, where regular presence will be required, and that the Company also maintains offices in the greater Washington D.C. area., and that Employee will be required to travel frequently to such other offices of the Company.

4.    Compensation.  As full compensation for the performance by Employee of his duties under this Agreement, the Company shall pay Employee as follows:

(a)           Base Salary.  The Company shall pay Employee a salary (the “Base Salary”) equal to Four Hundred Fifty Thousand Dollars ($450,000.00) per annum.  Payment shall be made in accordance with the regular payroll practices of the Company in effect from time to time.

(b)           Performance Bonus.  Employee shall be eligible to receive an annual performance-based bonus (the “Performance Bonus”), based on Employee’s performance as determined by the Board or the Compensation Committee thereof for each calendar year or partial calendar year during Employee’s employment under this Agreement. The target amount of the Performance Bonus shall be equal to thirty-five percent (35%) of Employee’s Base Salary, with the amount of the actual Performance Bonus payable for each year determined by the Board or Compensation Committee in its sole discretion. The amount so determined shall be payable within 30 days following December 31 of each calendar year during Employee’s employment under this Agreement, provided that the Employee remains employed by the Company on such date.  The amount of Performance Bonus for fiscal 2011 shall not be determined pro rata based on the number of days in 2011, (i.e., Employee will be eligible for 100% of the Performance Bonus for calendar year 2011.. At the sole discretion of the Board of Directors of the Company, Employee may receive additional bonuses (each, a “Discretionary Bonus”) based upon his performance on behalf of the Company and/or the Company’s performance.  Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments, in such amounts, in such manner and at such times as may be determined by the Board of Directors of the Company in its sole discretion.

(c)           Stock Options.  The Company will grant Employee (i) stock options (“Stock Options”) to purchase Two Hundred Fifty Thousand (250,000) shares of Common Stock of the Company vesting one third annually starting with the first anniversary of the date of grant; and (ii) Fifty Thousand (50,000) shares of restricted Common Stock of the Company (“Restricted Shares”) that are subject to transfer and forfeiture restrictions that will be scheduled to lapse in their entirety on the first anniversary of the date of grant.  Unvested Stock Options and unvested Restricted Shares shall be eligible for accelerated vesting under the circumstances set forth in Section 9(c). The date of grant of these Stock Options and Restricted Shares will be the starting date of Employee’s employment hereunder, and the per share exercise price for such Stock Options will be the fair market value of a share of the Company’s common stock determined as the closing price on the day prior to the date of grant.  Such Stock Options and Restricted Shares will be governed by the Company’s Amended and Restated 2003 Stock Option Plan (the “Stock Option Plan”) and respective stock option and restricted stock agreements that will incorporate the Stock Option related provisions contained in this subsection (c), which agreements shall be entered into by Employee as a condition to the grant.

(d)           Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Employee under this Agreement.

(e)           Expenses.  The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.  The Company’s expense reimbursement policy generally requires that application for reimbursement be made as soon as practicable after the expense is incurred, but in no event more than one year after the date of the expense.  Reimbursements are made by the Company no less frequently than monthly.

(f)           Relocation.  Employee acknowledges that (i) the Company does not intend to establish an office in Princeton, New Jersey in proximity to Employee’s residence on the date of this Agreement, and (ii) the Company expects Employee to relocate to the Boston Massachusetts metropolitan area no later than August 1, 2012.  Subject to such relocation having occurred by August 1, 2012, the Company will reimburse Employee for moving expenses incurred in relocating Employee’s family and belongings to the Boston, Massachusetts metropolitan area and will pay Employee an additional stipend of $25,000 in respect of all other incidental relocation expenses.  The Company will also reimburse Employee for up to $3,000 per month of Boston-based apartment rental payments until the earlier of Employee’s relocation or August 1, 2012, subject to the Company reviewing and pre-approving in its sole discretion the proposed lease agreement. If Employee elects not to rent a Boston-based apartment as contemplated by the preceding sentence, the Company will reimburse Employee for reasonable expenses incurred in traveling to and from Princeton, New Jersey in connection with Employee’s work responsibilities in Boston, Massachusetts, New York, New York and Germantown, Maryland. To the extent taxable to Employee, the Company will “gross-up” the $25,000 incidental relocation stipend and reimbursements for apartment rental payments to offset the impact on Employee of United States federal income taxes on such payments. As a potential incentive for Employee to relocate to the Boston Massachusetts metropolitan area as soon as practicable following the commencement of employment hereunder, the Company may elect in its sole discretion, but shall not be required, to increase the amount of the $25,000 incidental relocation stipend by the maximum amount of apartment rental payments for which the Company would otherwise be required to reimburse Employee hereunder (i.e., $3,000 for each full calendar month following Employee’s relocation and prior to August 1, 2012). All payments under this subsection shall be made upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with the Company’s expense reimbursement policy as may from time to time be adopted by the Company.

(g)           Vacation and Other Benefits.  Employee shall be entitled to a vacation of four (4) weeks per annum (or pro rata portion thereof for any partial year), in addition to holidays observed by the Company as they fall on scheduled days of work.  Employee shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for accrued but unused vacation days.  Employee shall also be entitled to the rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans parking benefits and other so-called “fringe” benefits) as the Company shall make available to other employees generally from time to time.

(h)           Other Benefits.  The Company shall reimburse Employee for his reasonable legal licensing fees and related professional dues and memberships. These expenses will be reimbursed in accordance with the expense reimbursement policy outlined in Section 5(e) above.

5.    Confidentiality; Non-Compete.  Employee acknowledges that all Company employees, including Employee, are required to sign the Invention, Non-Disclosure and Non-Competition Agreement in the form attached hereto and incorporated herein as Exhibit A as a condition of employment.  If Employee declines to sign the Invention, Non-Disclosure and Non-Competition on or prior to the commencement of his employment hereunder, this Agreement shall be terminated and of no further force and effect, ab initio, and no amount of Base Salary, severance or other compensation or payment shall be due Employee hereunder.

6.    Assignment.  Neither this Agreement nor any of the rights and obligations of Employee under this Agreement may be assigned, transferred or otherwise disposed of by Employee.

7.    Termination.  Employee’s employment hereunder may be terminated at any time, with or without cause, and without providing a reason for such termination.  This Agreement shall terminate upon termination of Employee’s employment, except that the provisions of Sections 8 and 9 below shall survive any termination of this Agreement.  The provisions of the Invention, Non-Disclosure and Non-Competition Agreement shall survive termination of this Agreement.

8.    Termination.  Employee’s employment hereunder shall be terminated upon Employee’s death and may be terminated as follows:

(a)      Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee or conditions shall constitute “Cause”:

(i)           The willful or negligent failure, disregard or refusal by Employee to perform his duties hereunder;

(ii)          Any act by Employee, that in the opinion of the Chief Executive Officer or President of the Company, has the effect of injuring the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)         Misconduct by Employee in respect of the duties or obligations of Employee under this Agreement, including, without limitation, insubordination with respect to lawful directions received by Employee from the Chief Executive Officer or President of the Company (or such other executive officer to whom Employee may report);

(iv)         Employee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)          The determination by the Company after a reasonable and good faith investigation by the Company following a written allegation by another employee of the Company, that Employee engaged in any conduct prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination);

(vi)         Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not constituting a misdemeanor or felony);

(vii)        Breach by Employee of any of the provisions of the Company’s Invention, Non-Disclosure and Non-Competition Agreement, as determined in the sole and absolute discretion of the Chief Executive Officer or President of the Company;

(viii)       Breach by Employee of any provision of this Agreement, as determined in the sole and absolute discretion of the Chief Executive Officer of the Company; and

(ix)          Failure by Employee to relocate his residence to the Boston, Massachusetts metropolitan area by August 1, 2012, as contemplated by Section 4(f).

(b)      Employee’s employment hereunder may be terminated by the Company due to Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Board after Employee has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive 12 month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c)      Employee’s employment hereunder may be terminated by the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (other than (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) financing activities in the ordinary course in which the Company sells its equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury regulations (the “Treasury Regulations”)  promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) .

(d)      Employee’s employment hereunder may be terminated by the Employee for Good Reason, provided that such termination occurs within two (2) years following the occurrence of an event of Good Reason (as defined below) and provided, further, that the Employee has provided the Company with written notice of an event of Good Reason within ninety (90) days following the date of its occurrence and the Company shall have failed to cure the event of Good Reason within thirty (30) days following the Company’s receipt of such notice from Employee. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Employee of duties that constitute a material diminution in Employee’s authorities, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of the Employee’s duties and responsibilities; (iii) any material reduction by the Company of the Employee’s base compensation payable hereunder; or (iv) a material breach by the Company of this Agreement that is not cured within 30 days after receipt by the Company of written notice of such breach.

9.    Compensation upon Termination.

(a)           If Employee’s employment is terminated as a result of his death or Disability, as a result of his voluntary resignation other than for Good Reason, or by the Company for Cause, the Company shall pay to Employee or to the Employee’s estate, as applicable, his accrued Base Salary through the date of termination and expense reimbursement amounts for expenses incurred through the date of termination. Employee shall have no further entitlement to any other compensation or benefits from the Company, except as provided in Section 10(a) below regarding continuation of insurance coverage.  Employee shall not be entitled to any bonus payable after the date of termination.  Any Stock Options that have vested as of the date of Employee’s termination shall remain exercisable for a period of 90 days. Any Stock Options that have not vested as of the date of termination and any grants of restricted stock the restrictions on which have not lapsed as of the date of termination, shall be deemed to have expired or be forfeited, as applicable, as of such date.

(b)           If Employee’s employment is terminated by the Company without Cause, and other than by reason of death or Disability, or if the Employee’s employment is terminated by the Employee for Good Reason, then the Company shall pay to Employee his Base Salary through the date of his termination and any expense reimbursement amounts for expenses incurred through the date of termination. In addition, if (i) Employee has executed and delivered to the Company, within 30 days after the effective date of that termination, a written general release in a form satisfactory to the Company, whereby Employee shall release the Company from any and all potential liabilities arising out of Employee’s employment with, or termination from employment from, the Company; and (ii) the rescission period specified in that release has expired, the Company shall pay to Employee (x) a severance amount equal to 100% of Employee’s then current Base Salary (the “Severance”), less applicable withholdings and deductions, which amounts shall be payable in a single lump sum on the 90th day after the effective date of that termination, and (y) the target amount of the Performance Bonus contemplated by Section 4(b) (i.e., thirty-five percent (35%) of Employee’s Base Salary) that would have been payable for the calendar in which termination of his employment occurs, which portion shall be determined pro rata based on the number of days in such calendar year during which Employee was employed by the Company.  Any Stock Options that have vested as of the date of Employee’s termination shall remain exercisable for a period of 90 days. All unvested Stock Options and unvested awards of restricted Common Stock (“Restricted Stock”) as of the date of Employee’s termination shall be deemed to have expired as of such date.

(c)           If (i) Employee’s employment is terminated by the Company (or its successor) without Cause and either (A) within eighteen (18) months following the occurrence of a Change of Control or (B) within 90 days prior to and in connection with the occurrence of a Change in Control, then in addition to the severance benefits provided under Section 9(b) above, then all unvested Stock Options and unvested Restricted Stock held by Employee at the time that such termination occurs shall be accelerated and deemed to have vested as of the termination date.  Any Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Employee’s termination shall remain outstanding and exercisable until the earlier of (x) 90 days following the later of the date of Employee’s termination or the effective date of the Change of Control (unless Company options shall not generally be assumed or continued by the acquirer or continuing entity), or (y) the date of exercise of such Stock Options, or (z) the date on which the original term of any such Stock Options expires (without regard to the termination of Employee’s employment).

(d)           This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(e)           Amounts payable to Employee pursuant to Sections 9(b) or 9(c) hereof shall only be paid following Employee’s separation from service with the Company. The time for payment of amounts due following Employee’s separation from service pursuant to this Section 9 shall be determined in accordance with the Company’s regular payroll and bonus payment practices, subject to the provisions of Code Section 409A and the Treasury Regulations. Except as otherwise provided herein, payments of Base Salary following separation from service shall be made semi-monthly at the same times as, and in accordance with, the Company’s regular payroll payments. Payments for Performance Bonus, Discretionary Bonus or expense reimbursements accrued with respect to periods of service completed prior to Employee’s separation from service, but unpaid at the time of termination of employment, shall be due and payable at the same times as they otherwise would be due in accordance with the Company’s regular bonus payment practices (i.e., Performance Bonus within 30 days following the end of the applicable calendar year). Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A), (ii) Employee is a “specified employee” (as determined under Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Code Section 409A, and, to the extent required by Code Section 409A, references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service).  To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.  The compensation (including without limitation separation benefits) provisions of this Agreement shall be interpreted, operated and administered in a manner intended to comply with any applicable requirements of Code Section 409A, the Treasury Regulations, and subsequent guidance issued under Code Section 409A.

10.  Effect of Termination on Benefits.

(a)           If Employee’s employment with the Company is terminated, Employee may elect to continue, and the Company shall continue to provide, Employee’s existing medical and dental coverage under the Company’s medical and dental insurance plans, if any, for a period of up to eighteen (18) months from the date of termination; provided, however, that the entire cost of such medical and dental insurance coverage from and after the date of termination shall be borne entirely by Employee.

(b)           Except as otherwise specifically provided for in subsection (a) of this Section, or in Section 8 above, upon termination of Employee’s employment, Employee shall have no further entitlement to any other compensation or benefits from the Company.

11.  Miscellaneous.

(a)           This Agreement constitutes the entire agreement and understanding between the Company and Employee concerning the subject matter hereof and supersedes any previous agreement, oral, written or otherwise, between the Company and Employee concerning the subject matter hereof.  No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the Company.

(b)           Employee represents that: (i) neither the execution or delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound; (ii) Employee will not disclose to the Company any confidential or proprietary information of any other person or employer and will not bring to the Company any property or documents of a confidential nature that belong to any other person or employer; and (iii) Employee does not have in his possession any property belonging to another employer, whether in paper or electronic format.

(c)           Employee represents that he has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms.  No approvals or consent of any person or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(d)           Employee understands, acknowledges and agrees that any violation by Employee of any of the terms of this Agreement may result in Employee’s immediate termination.

(e)           The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f)           This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, applying to contracts fully executed and performed in the Commonwealth of Massachusetts.

(g)           In the event any provision of this Agreement shall be held to be void, unlawful or unenforceable, all of the remaining provisions shall nevertheless remain in full force and effect.

(h)           All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally, by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, when deposited in the United States mail.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (h).

(i)           The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(k)           Employee hereby acknowledges receipt of a duplicate copy of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT BEFORE SIGNING EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE:

By:	/s/ Hagop Youssoufian
Name: Hagop Youssoufian, M.Sc., M.D.

ZIOPHARM Oncology, Inc.:

By:	/s/ Jonathan Lewis
Name: Jonathan Lewis, M.D. Ph.D.
Title: Chief Executive Officer

Exhibit A to Employment Agreement

INVENTION, NON-DISCLOSURE AND
 NON-COMPETITION AGREEMENT

This Agreement is made this____  day of  ______, 2011, between ZIOPHARM Oncology, Inc., having an address at One First Avenue, Parris Building #34, Navy Yard Plaza, Boston MA  02129 (hereinafter referred to as the "Company"), and  Hagop Youssoufian, M.Sc. M.D., presently residing at 267 Dodds Lane, Princeton, NJ 08540  (“EMPLOYEE”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.           Proprietary Information

(a)  The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plan, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)  The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)  The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or the Employee.

2.           Developments

(a)  The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

(b)  The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the law of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c)  The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3.	Non-competition

(a) Unless otherwise consented to in writing by the Company, while the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage in the business of developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing, marketing, selling or rendering) oncology products in the class of arsenicals, products in the phosphoramidic nitrogen mustard family and “mustard gas family,” anti-mitotics with the same mechanism as that in indibulin, and DNA-based biotherapeutic products involving in vivo expression of effectors for the treatment of cancer, or other products or product candidates that are in the same chemical family as or are otherwise substantially similar to those that have been or are being developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company; or

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

(b)  If the Employee violates the provisions of Section 3(a), the Employee shall continue to be bound by the restrictions set forth in Section 3(a) until a period of one year has expired without any violation of such provisions.

4.	Non-Solicitation

(a)  While the Employee is employed by the company and for a period of two years after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

(b)  If the Employee violates the provisions of Section 4(a), the Employee shall continue to be bound by the restrictions set forth in Section 4(a) until a period of two years has expired without any violation of such provisions.

5.           Other Agreements

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company on Appendix A to this Agreement, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to  the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.           United States Government Obligations

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.           No Employment Contract

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her temporary employment will continue for any period of time.

8.           Miscellaneous

(a)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.

(c)  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(d)  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(f)  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g)  If any restriction set forth in Sections 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h)  This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of  Massachusetts(or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

Signature Page Follows.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ZIOPHARM Oncology, Inc.

Name: Richard E. Bagley

Name:
signature

Title: President, COO & CFO

Date:

Employee Name

Name: Hagop Youssoufian, M.Sc., M.D.

Name:
signature

Date:

Appendix A